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                                                                  EXHIBIT 10.167

February 3, 2005

Mr. Robert E. Knowling, Jr.

Dear Bob:

It is my pleasure to extend to you the offer to become the Chairman of The Immune Response Corporation's Board of Directors. In this position, you will work closely with me to lead this Company toward its ultimate goal of commercializing its products for HIV and MS. Bob, as we have already discussed, I believe that there is immense potential here to help alleviate human suffering and we are on the brink of realizing that goal. Working together, we can more than double the chances of our success.

Therefore, pursuant to this letter agreement (the "Agreement"), we are pleased to make to you the following offer with The Immune Response Corporation (the "Company"):

1.    Responsibilities

You will be elected to a Board of Directors seat with a three-year term ending in 2006, and you will be elected Chairman of the Company's Board of Directors, effective February 9, 2005 (the "Effective Date"). It is acknowledged that continuation of your service as a Director shall be subject to your re-election by the Company's stockholders, and continuation of your service as a Director shall be at the Board's ongoing discretion. You will agree to devote to the Company such time as is necessary to work on key initiatives for the Company, including but not limited to, (a) strategic planning, licensing and business development, (b) representing the Company in public forums, (c) assisting in financing opportunities for the Company and (d) serving on such Board Committees as the Board may from time to time decide.

2.    Compensation and Benefits

      As Chairman, you shall be entitled to the following:

      2.1 Subject to receipt of all requisite approvals of the Board of Directors, you shall receive a grant of stock options to purchase 750,000 common shares. The exercise price for these stock options will be set equal to the closing price of the Company's common stock on the Effective Date. 200,000 of the options shall be vested immediately upon the Effective Date, and the remaining 550,000 options shall vest in equal daily installments from the day

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      after the Effective Date through the third anniversary of the Effective
      Date, subject to continuation of your service as Chairman of the Company.

      In view of this substantial initial stock option grant, you waive any ongoing cash or other equity compensation available to the Company's outside directors generally.

      2.2 In the event of the occurrence of a Change of Control (as described below), the stock options described in paragraph 2.1 (or any substituted stock options) shall, as of the date of such Change of Control, vest in full and become fully exercisable to the extent not previously vested or exercisable, and all options so vested or previously vested shall continue to be exercisable for a period of six (6) months or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter. For purposes of this Agreement, "Change of Control" shall mean any of the following events:

            (1) a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company's stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess (as such) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

            (2) either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess (as such) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled subsidiary of any other entity) immediately following the reverse merger (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses (as such) direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled subsidiary, then of the appropriate entity as determined above)

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                  immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

            (3) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding Kevin Kimberlin and also excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled Subsidiary of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

            (4) the individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

                        Notwithstanding the foregoing, a public offering of the common stock of the Company shall not be considered a "Change of Control."

      2.3 You shall be entitled to reimbursement from the Company for all reasonable and customary expenses incurred by you in performing services under this Agreement, including travel expenses and other out-of-pocket expenses, in accordance with the Company's reimbursement policies and provided that you shall submit to the Company reasonable documentation evidencing such expenses.

3.    Confidentiality and Non-Competition

      Subject to any provisions of any confidentiality agreement into which you and the Company may enter, you agree that you will not, during the term of the service on the Board and at any time thereafter, without the prior written consent of the Company, divulge, disclose or use, directly or indirectly, except in the course of your directorship, any Confidential Information (as defined below) without the prior written approval of the Company.

      In addition, you hereby agree that you will not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly-held company), and in any city, county, state or other geographic area where the Company is then marketing or selling its products or providing services, engage in the business of developing, producing, marketing or selling products or providing services of the kind or type reasonably related to the products or services being developed, produced, marketed, sold or provided directly or indirectly by the Company.

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      Further, you hereby agree:

      3.1 Upon request, to return to the Company any information, documents and other property you may have received as a result of your directorship; and

      3.2 That the remedy at law for any breach of any of the foregoing will be inadequate and that the Company, in addition to any remedy at law, will be entitled to injunctive and other relief in cases of any such breach. The provisions of this Section 3 shall survive the termination of the term of this Agreement.

      3.3 As used herein, "Confidential Information" shall mean any and all information (oral and written) relating to the Company, whether prepared by or on behalf of the Company or by you or any third party including, without limitation, all information relating to trade secrets, intellectual property, software, technical or non-technical data, research and reports, customer information and lists, employee information, methods, techniques, financial data, financial plans or financial information, lists of actual or potential strategies, notes, marketing approaches, sales techniques, analyses, finances, business affairs or any other information, which, under all circumstances, ought reasonably to be treated as confidential and/or proprietary.

4.    Miscellaneous

      4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

      4.2 Arbitration. Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof or of your service as Chairman or as a Director shall be solely and finally settled by binding arbitration under the rules of the American Arbitration Association, and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Any such arbitration shall be in the state of California and shall be submitted to a single arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the American Arbitration Association. A decision of the arbitrator shall be final and binding upon the parties, and the arbitrator shall be authorized to apportion fees and expenses (including counsel fees and expenses), as the arbitrator shall deem appropriate.

      4.3 Entire Agreement; Amendment. This Agreement contains the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, between the parties relating to the subject matter hereof. This Agreement may not be amended or waived except in a written document signed by you and the Company.

      4.4 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining

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      provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

      4.5 Notice. Any notice to be given hereunder shall be in writing and delivered either in person, by nationally recognized overnight courier, or by registered or certified first class mail, postage prepaid, addressed to such address of the parties as set forth on the first page hereof.

      4.6 Headings. The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

      4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when together shall constitute one and the same agreement.

      4.8 Director & Officer Insurance. Director & Officer liability insurance shall be provided to you by the Company to the same extent, if any, that it is provided to the other Directors of the Company.

      4.9 Indemnification. To the extent and under the circumstances permitted by the Delaware General Corporation Law, the Company hereby indemnifies and holds you harmless against any and all losses, claims, suits, judgments, damages, liabilities, costs or expenses, including reasonable legal fees and expenses, to which you may become subject in connection with the good faith performance of your responsibilities under this Agreement. This provision will survive termination of this Agreement.

Bob, if the foregoing accurately represents our understanding, please sign below and return it to us.

Warmest regards,

/s/ John N. Bonfiglio, PhD.
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President & CEO
The Immune Response Corporation

ACCEPTED AND AGREED IN ALL RESPECTS THIS
8th DAY OF FEBRUARY 2005:

/s/ Robert E. Knowling, Jr.
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Robert E. Knowling, Jr.